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Genasense® Trial in Chronic Lymphocytic Leukemia Shows Significant
Impact of CT Scanning on Complete Remission

Patients with CT-Confirmation Achieve Significantly Longer Remission Duration

BERKELEY HEIGHTS, NJ – December 11, 2006 – Genta Incorporated (NASDAQ: GNTA) today announced the presentation of data that review the impact of computed tomographic (CT) scans in clinical trials of patients with relapsed or refractory chronic lymphocytic leukemia (CLL).  The analyses derive from the Company’s pivotal Phase 3 trial of chemotherapy with or without Genasense® (oblimersen sodium) Injection, the Company’s lead anticancer drug.  Results show that CT scanning is a prevalent standard of care, and that absence of CT  overestimates complete remission rates in clinical trials by approximately 30%.  In contrast, patients in whom complete remission has been documented by a negative CT have significantly longer remission duration and a trend toward longer time-off chemotherapy.  The data were presented Monday at the annual meeting of the American Society of Hematology (ASH) in Orlando, FL.

In this multinational randomized trial, 241 relapsed or refractory CLL patients were randomly assigned to receive fludarabine and cyclophosphamide (Flu/Cy) with or without Genasense. Eighty percent of patients had a baseline CT or ultrasound, and 75% of these tests showed occult disease.  Standard response criteria do not currently mandate CT to confirm response.  However, by agreement with FDA, the Genasense registration trial required that patients with CT abnormalities at baseline show resolution of disease by CT (or ultrasound) in order to be declared in complete or nodular partial remission (CR/nPR).  In order to assess the impact of this test, this analysis assumed that the required bone marrow evaluation would have shown CR/nPR in patients who achieved response by all other clinical criteria.  Thus, the incidence of CR/nPR was assessed with CT, without CT, and without CT in patients who were prospectively stratified as being “non refractory” to chemotherapy, with the following results:

	With CT		Without CT		Non-Refractory Without CT
	Genasense Flu/Cy	Flu/Cy	Genasense Flu/Cy	Flu/Cy	Genasense Flu/Cy	Flu/Cy
CR/nPR	17%	7%	25%	14%	35%	12%

These data show that the incidence of CR/nPR would have been overestimated by approximately 30% absent the use of CT.  These data accord with recent results in previously untreated CLL patients from cooperative groups in Spain and Germany.

“These data indicate that CT scanning is already a prevailing standard of care for patients with CLL,” commented Peter Maslak, M.D., Chief, Hematology Laboratory Service, and Attending Physician, Leukemia Service, Memorial Sloan-Kettering Cancer Center.  “These results in relapsed/refractory patients are strikingly similar to results obtained from other groups in previously untreated patients.  Collectively, these data indicate that prior studies have routinely overestimated the incidence of “complete” remission by ignoring abdominal disease that can be readily assessed.  Going forward, we believe that CT data should be routinely incorporated into the evaluation and comparison of therapeutic trial results.”

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death).  By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980